Exhibit 19.1

ETHICS & COMPLIANCE

Insider Trading Policy

1Delivering Excellence
We keep our commitment to delivering excellence by being trustworthy and always acting with integrity in our business dealings. In the course of our work, we may sometimes acquire material information about DXC or another publicly traded company that has not been made public. Information is material when an investor would reasonably consider it important in making an investment decision. We must never trade in any securities while in possession of material nonpublic information concerning the issuer of those securities; nor can we share this information with others so that they can trade. Doing either of these things is insider trading. It is illegal because it provides an unfair advantage and distorts financial markets. The United States and other countries where DXC does business enforce insider trading laws aggressively; that can mean heavy fines and imprisonment for those convicted.

1Policy Purpose
The Insider Trading Policy (Policy) prohibits all members of the Board of Directors of DXC (Directors) and corporate officers of DXC, and all employees of DXC and its subsidiaries from engaging in any transaction that violates, or might give the appearance of violating, applicable trading laws. The Policy promotes compliance with applicable securities laws; it also helps maintain the integrity of the financial markets. This Policy provides guidance on recognizing Inside Information and on precautions we must take to protect it.

1Policy Principles
In interpreting, applying and enforcing this Policy, we are guided by DXC’s values and by the principles below:
1.1Accountability
We hold everyone working for or on behalf of DXC accountable for protecting information entrusted to them.
1.2Confidentiality
We understand the importance of keeping Inside Information confidential and do not discuss it with anyone who does not have a legitimate business need and authorization to receive it.
1.3Stewardship
We recognize that in our jobs we may acquire information that must be protected. Fulfilling that obligation protects us individually, as well as DXC and those who may have entrusted us with the information.

1Scope
All Directors and corporate officers of DXC, and all employees of DXC and its subsidiaries. DXC may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Insider Trading Policy | Effective date: May 6, 2025

ETHICS & COMPLIANCE

1Definitions
1.1Approved Trading Plan
A binding written document providing for the purchase and/or sale of DXC stock. This must have been reviewed by DXC Legal and is designed to satisfy the U.S. federal insider trading liability safe harbor conditions provided by SEC Rule 10b5-1. An Approved Trading Plan:
i)Must be adopted at a time when the Director, officer or employee is not aware of Inside Information regarding DXC.
ii)Must not be adopted during a Quarterly Restricted Period.
1.2Exempt Transaction
A purchase or sale of DXC stock that is exempted from the restrictions in this Policy, as further described in Section 7.2.
1.3Inside Information
Information that is both “Material” and “Nonpublic.” Dealing in securities while in possession of Inside Information is a criminal offence under the laws of the United States and many other countries around the world.
1.4Insider Trading
Purchasing or selling or recommending the purchase or sale of any securities at a time when a person is aware of Inside Information about the issuer of the securities in breach of a duty of trust or confidence; a person also engages in insider trading if they disclose such information to others in circumstances where purchases or sales of such securities can be anticipated.
1.5Material Information
Information is “material” if its disclosure would reasonably be expected to have an impact on the market price of a security or if reasonable investors would want to know the information before making an investment decision. The information may concern DXC or another publicly traded company; it may be either positive or negative. Common examples include, but are not limited to:
•Financial results, including earnings information and guidance on earnings estimates.
•Material impacts on operations, including significant cybersecurity incidents.
•Significant mergers, acquisitions, tender offers, joint ventures or changes in assets.
•Changes in control of DXC or changes in senior management.
•Gain or loss of a substantial contract, customer or supplier.
•A significant new product or discovery.
•Changes in auditors or auditor notification that the issuer may no longer rely on an audit report.
•Significant events concerning DXC’s physical assets.
•Events regarding DXC's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding).
•Impending bankruptcy or financial liquidity problems.
•Regulatory investigations or litigation-related developments involving DXC.
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•Regulatory approvals or changes in regulations and any analysis of how they affect DXC.
1.6Nonpublic Information
Information that has not been disclosed to the public. For information to be considered public, there must be evidence that it has been widely disseminated and that the investing public has had time to absorb the information. Information is generally not considered public until at least one full trading day has passed after it has been formally released to the market.
1.7Purchase
Includes not only the actual acquisition of a security in exchange for money, but also any contract to purchase or otherwise acquire a security.
1.8Quarterly Restricted Period
This period begins at the end of the fourteenth (14th) calendar day in the last month of each fiscal quarter; it ends at the close of the first trading day after the date DXC issues a press release reporting its results for the relevant quarter.
1.9Required Approval
Approval from the Chief Legal Officer and the Chief Financial Officer (or from the CEO as the second approver in case the Chief Legal Officer or Chief Financial Officer are the subjects of the approval request) or their designees.
1.10Sale
Includes not only the exchange of a security for money, but also any contract to sell or otherwise dispose of a security.

1Policy Statement
DXC is committed to ensuring that all employees, officers and Directors comply with all applicable laws and regulations regarding Insider Trading. By conducting business and trading securities ethically and in compliance with the law, we minimize legal risk and safeguard DXC’s reputation.
This Policy prohibits all employees, officers and Directors from buying or selling DXC securities or those in another public company while in possession of Inside Information concerning the issuer of the securities in breach of a duty of trust or confidence. This Policy also prohibits all employees, officers and Directors from disclosing Inside Information to others who may trade on that information.

1Requirements
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ETHICS & COMPLIANCE

1.1No Trading in Securities While in Possession of Inside Information Concerning Issuer of those Securities
Any Director, corporate officer or employee of DXC or any of its subsidiaries who becomes aware of Inside Information regarding the company or any other company, including any of DXC’s current or prospective customers, suppliers or affiliates, must:
i)Keep that information confidential, and not disclose it to anyone except on a need-to-know basis, as specifically authorized by DXC.
ii)Not purchase or sell (other than in an Exempt Transaction, as defined below) nor recommend the purchase or sale of any securities of the relevant company.
iii)Ensure compliance with the restrictions in this Policy by their immediate family members, persons living in their household and each entity that the Director, officer or employee controls.
These restrictions will continue until the information either has been publicly disclosed and absorbed by the marketplace (which generally means until after the close of the first full trading day after the information is disclosed in a press release or SEC filing) or ceases to be material (for example, when a significant, nonpublic potential acquisition or disposition is abandoned).
1.2Exempt Transactions and Approved Trading Plans
There are three categories of purchase and sale of DXC stock that are exempted from the restrictions of this Policy.
1.Stock Awards
Transfer of DXC shares to the company in payment of:
a.the exercise price of an employee or Director stock option or
b.the mandatory tax withholding obligation arising from the exercise of an employee or Director stock option, from the vesting of restricted stock or from the distribution of shares pursuant to a restricted stock unit.
In each of (a) and (b) above, the transfer of DXC shares to the company must not involve a market sale of DXC securities. For the avoidance of doubt, the “cashless exercise” of a DXC stock option or other equity award through a broker involves a market sale of DXC securities and, therefore, does not qualify under this exemption.
2.Pension Plans
With respect to DXC shares beneficially owned through the DXC Matched Asset Plan or any other Section 401(k) plan sponsored by DXC or any of its subsidiaries:
a.Ongoing purchases of DXC shares in connection with new employee and/or employer contributions.
b.Any single transfer between accounts not involving the DXC stock fund.
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ETHICS & COMPLIANCE

c.Any election to completely terminate the investment of both future employee and employer contributions in DXC shares.
3.Approved Trading Plan
Any purchase or sale of DXC stock through an Approved Trading Plan (as defined above) is exempt.
1.3Additional Restrictions for Financial Insiders
A Director, corporate officer or employee of DXC or its subsidiaries who has—or may be considered to have— early access to DXC’s quarterly or annual financial results (collectively, Financial Insiders) must:
i)Not purchase or sell (other than in an Exempt Transaction) or recommend the purchase or sale of any DXC securities during a Quarterly Restricted Period.
ii)Not engage in “selling short against the box” or derivative transactions involving securities at any time.
iii)Ensure compliance with the restrictions in this Policy, including the additional restrictions applicable to Financial Insiders, by their immediate family members, persons living in their household and each entity that the Director, officer or employee controls.
The Chief People Officer or his/her designee will develop and maintain a list of all Financial Insiders and will oversee notification of Financial Insiders about their obligations under this Section.
Trading Pre-Clearance: Directors and executives who are designated by the Board of Directors of DXC as “officers” pursuant to Section 16 of the Exchange Act (together with Directors, the “Section 16 Insiders”), must pre-clear any transaction by obtaining the Required Approvals before engaging in any transaction directly or indirectly involving DXC securities. If a Section 16 Insider’s request to transact in DXC securities is approved, such approval will remain in effect until the earlier of the then-open trading window closure or the Section 16 Insider learns of any material non-public information. Furthermore, the Chief Legal Officer or the Chief Financial Officer may from time to time identify certain other people who will be subject to Trading Pre-Clearance requirements and who will be notified of such obligation.
1.4Prohibition on Hedging, Short Sales or Pledging of Company Securities
DXC prohibits employees, corporate officers and directors from:
i)Engaging in speculative or hedging transactions in its securities, such as puts; calls; collars; swaps; forward sale contracts; exchange funds; and similar arrangements or instruments designed to hedge or offset decreases in the market value of DXC’s securities.
ii)Short sales of DXC securities.
iii)Holding DXC securities in a margin account.
iv)Purchase DXC securities on margin.
v)Pledging DXC securities as collateral for a loan.
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1Sanctions For Non-Compliance
U.S. federal insider trading laws impose civil and criminal liability on persons who purchase or sell, or recommend the purchase or sale of, any securities at a time when they are aware of material nonpublic information about the issuer of the securities in breach of a duty of trust or confidence or disclose such information to others under circumstances where purchases or sales of such securities can be anticipated.
If DXC directors, corporate officers or employees violate U.S. federal insider trading laws, civil and criminal penalties may also be imposed on DXC if it both (i) knew or recklessly disregarded the fact that they were likely to engage in such a violation and (ii) failed to take appropriate steps to prevent the violation before it occurred.
DXC will take disciplinary action in relation to violations of this Policy, which may include termination of employment.

1Further Assistance
Any person who has a question concerning any proposed transaction, or who has a question about this Policy, may obtain additional guidance from DXC Integrity.

1Additional Information
DXC Code of Conduct

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